Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-108352 and 333-74508) pertaining to the Novoste Corporation 2001 Stock Plan, as amended, the Novoste Corporation 2002 Broad-Based Stock Plan, the Novoste Corporation 2002 Chief Executive Officer Stock Option Plan, and the Employee Stock Purchase Plan, as amended, of our report dated February 6, 2004 with respect to the consolidated financial statements and schedule of Novoste Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

March 10, 2004

Atlanta, Georgia

1